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Exhibit 10.11

 EMPLOYMENT AGREEMENT
OF
PETER SANTORI

        In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, INVESTOOLS INC., a corporation having an address of 13947 S. Minuteman Drive, Draper, UT, 84020, (the "Company") and PETER SANTORI ("Executive") intending to be legally bound, hereby agree as follows:

        1.     EMPLOYMENT.    The Company agrees to employ Executive and Executive hereby accepts such employment on an at-will basis pursuant to the terms and conditions of this Agreement until terminated in accordance with Section 5 of this Agreement. Executive represents that he shall not disclose to the Company any confidential information obtained from a third party or otherwise violate any confidentiality obligations Executive may have incurred with a third party.

        2.     SERVICES.    During the term of this Agreement, Executive shall be employed as "Senior Vice President and General Counsel/Chief Legal Officer" for Thinkorswim Group, Inc. with job responsibilities related thereto. Executive shall report to the Chief Executive Officer and shall devote his full time efforts to the faithful performance of his duties on behalf of the Company. Executive shall also perform such other duties, and may have job responsibilities modified from time to time as may be requested by the Chief Executive Officer, provided such duties are generally consistent with the level of responsibility currently held by Executive. Executive's principal place of performance of his duties during the term of this Agreement shall be the corporate offices located at 600 W. Chicago Avenue, Chicago, IL. Executive shall not engage in additional gainful employment of any kind or undertake any role or position which would affect his ability to perform his responsibilities, whether or not for compensation, with any person or entity during the term of this Agreement without advance written approval of the Chief Executive Officer.

        3.     ADHERENCE TO COMPANY RULES.    Executive, at all times during the term of this Agreement, shall strictly adhere to and obey all of the Company's written rules, regulations and policies, including without limitation the Investools Code of Business Ethics (attached hereto as Exhibit A), which will be provided to Executive and are now in effect, or as subsequently adopted or modified by the Company and provided to Executive which govern the operation of the Company's business and the conduct of employees of the Company.

        4.     COMPENSATION.

          a.     Salary.    Executive shall receive an annual base salary of $285,000.04 payable in bi-weekly gross amounts of $10,961.54, which amount shall be subject to annual review by the Compensation Committee of the Company for possible increases. Executive shall receive all compensation and reimbursements pursuant to this Agreement in accordance with the customary payroll practices of the Company with respect to time and manner of payment.

          b.     Relocation Allowance.    Executive shall be entitled, without limitation, to a relocation allowance of $40,000.00 to cover all relocation related expenses in accordance with Company Policy.

          c.     Benefits.    On the first day of the month following Executive's start date, Executive shall be entitled to participate in the Executive benefit plans provided by the Company for all Executives generally, subject to the terms and conditions of the applicable plan. Additionally, Executive shall be entitled to additional travel insurance (Accidental Life & Dismemberment). The Company shall be entitled to change, amend or terminate such plans from time to time in its sole discretion.

          d.     Paid Time Off.    During the term of this Agreement, Executive shall be entitled to five (5) weeks paid personal time (PTO) off per year, not to exceed 200 accrued hours, which shall accrue at a rate of 6.1538 hours per bi-weekly pay period. Executive shall take his PTO time in accordance with Company policies and procedures.

          e.     Expenses.    Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including, but not limited to, dues and fees to approved industry and professional organizations, as well as meetings of such organizations.

          f.      Discretionary Bonus.    For the calendar year 2008, Executive shall be entitled to a guaranteed, non-prorated annual bonus at least equal to 30% of Executive's base salary (the "Target Bonus"). For each calendar year subsequent to 2008, beginning with January 1, 2009, the Target Bonus and the annual bonus associated with the Target Bonus shall be reviewed annually by the Compensation Committee to ascertain whether, in the sole judgment of the reviewing committee, the Target Bonus and the annual bonus associated with the Target Bonus should be increased.

          g.     Stock Options.    Executive shall be entitled to receive 15,000 options with an exercise price equal to the stock's closing bid price on the date the option is approved by the Compensation Committee of the Board of Directors, or your hire date, whichever is later. The option is subject to approval by the Compensation Committee and all option terms will be set forth in our standard stock option agreement. Executive shall be eligible to receive future additional stock option grants, as determined by the Compensation Committee, in its sole discretion. The applicable stock option agreement and plan shall govern all other terms and conditions of Executive's options.

          h.     Restricted Shares.    Executive shall be entitled to receive 15,000 shares of restricted stock of Investools Common Stock ("Restricted Stock"), subject to the approval by the Compensation Committee, and all terms will be set forth in our standard Restricted Stock Agreement. Executive shall be eligible to receive future additional Restricted Shares, as determined by the Compensation Committee, in its sole discretion.

          i.      Retirement Plan.    On the first day of the month following 90 days after Executive's start date, Executive shall be entitled to participate in the Company's 401(k) retirement plan provided by the Company for all employees generally, subject to the terms and conditions of the applicable plan. The Company shall be entitled to change, amend or terminate such plan from time to time in its sole discretion.

          j.      Other.    Subject to applicable law, Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company generally; provided, however, that Executive and Executive's family shall continue to participate in such health plan under which Executive is currently covered. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

        5.     TERMINATION.    The Company or Executive may terminate this Agreement and Executive's employment as provided below:

          a.     Termination by the Company for Cause.    The Company shall have the right to immediately terminate Executive's employment at any time for any of the following reasons (each of which is referred to herein as "Cause") by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):

              (i)  willful and material breach by Executive of any provision of this Agreement;

             (ii)  any act by Executive of fraud or dishonesty including, but not limited to, stealing or falsification of Company records, with respect to any aspect of the Company's business;

            (iii)  failure by Executive to follow the lawful instructions or directions from the Chief Executive Officer of the Company;

            (iv)  failure by Executive to perform in any manner under this Agreement after being given reasonable notice of such failure by the Company, along with an explanation of such failure of performance;

             (v)  misappropriation of Company funds or of any corporate opportunity;

            (vi)  conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company's reputation or business (or a plea of nolo contendere thereto);

           (vii)  acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer and/or the Board of Directors ("Board") of the Company in connection with any transaction entered into on behalf of the Company;

          (viii)  gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive;

            (ix)  material violation of any lawful Company policy, rule, regulation or directive;

             (x)  conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, as determined by the Company in its sole discretion, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct;

            (xi)  acceptance by Executive of employment with another employer; or

           (xii)  violation of material federal or state securities laws as determined in the sole discretion of the Company.

        If the Company terminates Executive's employment for any of the reasons set forth above, the Company shall have no further obligations to Executive hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity and Executive receives nothing else.

          b.     Termination by the Company Without Cause.    The Company shall have the right to terminate Executive without Cause for any reason by providing thirty (30) days' written notice to Executive. If the Company terminates Executive without Cause by providing thirty (30) days' notice, the Company shall pay Executive through the date of termination and, subject to the limitations set forth below, the Company shall provide Executive with severance compensation in an amount equal to the greater of (i) six (6) month's base salary (based on Executive's annual salary on the date of termination), less applicable taxes or (ii) the severance pay to which

  Executive would be entitled under a severance pay plan, if any, in effect at the time of Executive's termination without Cause. Such severance compensation shall be paid in bi-weekly installments ("Installment Severance Payments") over the following six (6) months (referred to herein as the "Severance Period") in accordance with the Company's normal payroll practices and schedule. Executive shall also be entitled to the full vesting of all options and restricted shares granted to the termination date, subject to the terms and conditions of the applicable plan and agreement. All other provisions of the Stock Options Agreement and Restrictive Stock Award Agreement will remain in force. In the event Executive is in violation of Sections 7, 8, 9, 10 or 12 of this Agreement at any time during the Severance Period, the Company shall be entitled to immediately cease the payment of the Installment Severance Payments, the Company's severance obligation shall terminate and expire, and the Company shall have no further obligations hereunder from and after the date of such other employment or violation and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

          c.     Voluntary Termination by Executive.    In the event that Executive's employment with the Company is voluntarily terminated by Executive for any reason, the Company shall have no further obligations hereunder from and after the date of such termination and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

          d.     Termination Upon Death.    In the event that Executive shall die during his employment by the Company, the Company shall pay to Executive's estate any compensation due that would otherwise have been payable through the date of death.

          e.     Termination Upon Disability.    In the event that Executive shall become disabled during his employment by the Company, Executive's employment hereunder shall terminate and the Company shall provide Executive with severance payments equal to three (3) months' salary (based on Executive's monthly salary on the date of termination), less applicable taxes. Such severance payments shall be paid bi-weekly over a period of three months in accordance with the Company's normal payroll practices and schedule. For purposes of this Agreement, Executive shall become "disabled" if he shall become, because of illness or incapacity, unable to perform the essential functions of his job under this Agreement with or without reasonable accommodation for a continuous period of one hundred and eighty (180) days during the term of this Agreement.

        6.     CHANGE OF CONTROL.

          a.     For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred at such time as:

              (i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

             (ii)  Individuals who, as of the effective date hereof constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

          b.     Benefits Upon Change in Control.

            Severance Benefits.    If: (1)(i) a Change of Control (as defined herein) occurs within the first two (2) years of the Executive's employment pursuant to this Agreement and (ii) the Company or its successor terminates Executive's employment; or (2) the Executive tenders his resignation within 180 days following a Change of Control, Executive shall be entitled to receive a cash severance benefit in an amount equal to twelve (12) month's base salary (based on Executive's annual salary on the date of the Change of Control), less applicable taxes (the "Change of Control Severance Period"). Such amount shall be paid in bi-weekly installments in accordance with the Company's normal payroll practices and schedule. Executive shall also be entitled to the full vesting of all options and restricted shares granted to the termination date, subject to the terms and conditions of the applicable plan and agreement. All other provisions of the Stock Options Agreement and Restrictive Stock Award Agreement will remain in force. Provided however, the Company shall have no obligation to provide Executive with any severance compensation or options vesting under this Section 6 if Executive is in breach or violation of any of the covenants contained in Sections 7, 8, 9, 10 or 12, during the time period in which the Company is making the severance payments.

          c.     No Mitigation or Offset.    Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 of this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 6 by the amount of earnings or benefits received by Executive in future employment.

        7.     NONDISCLOSURE.    During the term of this Agreement, the Company agrees and promises to provide, and Executive will acquire, knowledge with respect to the Company's business operations, including, by way of illustration, the Company's Work Product (as defined below), trade secrets, processes, methodologies and methods for analyzing and investing in the stock market, software, databases, and other technical information, business information, customer lists and information, customer preferences, promotional and marketing materials, marketing plans and strategies, business planning, financial, and costing information related thereto, regardless of the form or media containing such information, and confidential information relating to the Company's policies and Executives (all of such information herein referred to as the "Confidential Information"). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Executive agrees that Executive will not, during his employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents (including Company attorneys or accountants) or as reasonably required in connection with Executive's duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by Executive during his employment. Executive agrees that his confidentiality obligation applies to all Confidential Information he has received, learned or accessed, no matter when he accessed, learned or received such information. Executive further agrees that Executive will not, at any time after his employment has ended (for whatever reason), use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in any subsequent employment or business of any nature; provided however that Executive shall not be liable for disclosure or use of any Confidential Information:

            (i)  if it was disclosed after written approval of the Company; or

           (ii)  the Confidential Information is required to be disclosed under applicable law or regulation.

        If Executive is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, Executive agrees to immediately notify Company upon receipt of a subpoena, or upon belief that such testimony shall be required. Executive shall not copy or remove from the Company's places of business any of the of the Company's documents, materials or items containing Confidential Information except with the express written permission of the Company or in the normal course of employment.

        8.     NON-INTERFERENCE OR SOLICITATION.    Executive agrees that during the term of this Agreement, and for a period of twelve (12) months following the termination of his employment (for whatever reason), that Executive shall not knowingly, directly or indirectly, induce, solicit, or attempt to persuade, directly or indirectly, (1) any former, current or future Executive, agent, contractor, manager, consultant, director or other participant in the Company, or (2) any person who has purchased a program or product of the Company during the term of this Agreement, or (3) any person or entity who has collaborated or was affiliated with the Company during the term of this Agreement, (all the foregoing three groups being collectively referred to herein as "Participant") to enter into any business relationship with Executive, except for the benefit of the Company, or any business organization in which Executive is involved or which is in competition with the Restricted Business. In addition, during the term of this Agreement and for a period of twelve (12) months following the termination of his employment (for whatever reason), Executive shall not (1) directly or indirectly contact any person or entity having a Relationship (as defined below) with the Company or disclosed by the Company to Executive for the purpose of taking advantage of a business opportunity to the detriment of the Company, (2) otherwise circumvent a Relationship with the Company or, to the detriment of the Company, establish a Relationship with a party with whom the Company has a Relationship, or (3) seek to establish any rights, including but not limited to intellectual property rights, anywhere in the world in conflict with any intellectual property rights related to Work Product.

        For purposes of this Agreement, the term "Restricted Business" shall mean the area of business dealing with providing telemarketing, and seminar products, workshops, and self-study programs, all relating to stocks and stock market investing information and analysis, as well as any other area of business in which the Company is engaged; however, the term shall not mean the practice of securities law at a law firm, government agency, regulatory body, self-regulatory organization, registered investment advisor, registered investment company or private investment fund. For purposes of this Agreement, "directly or indirectly" means as a paid or unpaid director, officer, agent, representative, manager, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participating role in any enterprise as an owner, partner, limited partner, member, manager, joint venturer, shareholder or creditor. For purposes of this Agreement, the term "Relationship" shall mean a business arrangement, transaction, contract, understanding or other business relationship. The foregoing prohibition against soliciting Participants shall include Executive agreeing to enter into any such prohibited relationship, even if Participant made the initial contact regarding such relationship.

        9.     NON-COMPETITION.    In consideration of the numerous mutual promises and agreements contained in this Agreement between the Company and Executive, including, without limitation, those involving, employment, compensation, and Confidential Information, and in order to protect the

Company's Confidential Information and other legitimate business interests and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that during his employment and for an additional period of twelve (12) months immediately following the termination of his employment (for whatever reason) (the "Noncompetition Term"), he shall not directly or indirectly enter into or attempt to enter into the Restricted Business in the United States or Canada.

        Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 9 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. This noncompetition provision shall survive the termination of Executive's employment (for any reason) and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision. Executive acknowledges that the Company would not employ him or provide him with access to its Confidential Information but for his covenants or promises contained in this Section.

        The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 9 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of this Section 9, the Company and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of this Section 9, that Section 9 shall be deemed to be modified or reformed to restrict Executive's competition with the Company to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 9 be deemed to be more restrictive to Executive than those contained herein.

        10.   WORK PRODUCT.    For purposes of this Section 10, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive's work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Executive's employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive's "Work." For purposes of this Agreement, "Work" shall mean (1) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during the course of Executive's employment or engagement by the Company. For this purpose, Work may be considered present even after normal working hours, away from the Company's premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Chief Executive Officer of the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

        The Company shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for the Company. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law. The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

        Executive agrees to perform upon the request of the Company, during or after Executive's Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

        Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights.

        11.   NO EXCLUSIONS.    Executive hereby represents that Executive has not heretofore created any Work Product or prepared any work, which is the subject of any Work Product, that Executive wishes to exclude from the provisions of Section 10 above.

        12.   RETURN OF DOCUMENTS.    Executive agrees that if Executive's relationship with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all Work Product, Confidential Information, records, files, memoranda, reports, price lists, customer lists, supplier lists, financial information, documents and other information, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive's termination. Executive acknowledges that all such items are and remain the property of the Company.

        13.   INJUNCTIVE RELIEF.    Executive acknowledges that breach of any of the agreements contained herein, including, without limitation, the confidentiality, nonsolicitation and noncompetition covenants specified in Sections 7, 8 and 9, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and Confidential Information and are reasonable in scope and content.

        14.   SEVERABILITY AND REFORMATION.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 14.

        15.   HEADINGS, GENDER, ETC.    The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words shall refer to this entire Agreement.

        16.   GOVERNING LAW.    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

        17.   VENUE.    The venue for any dispute arising out of this Agreement or Executive's employment with the Company shall be any state or federal court of competent jurisdiction in the State of New York.

        18.   SURVIVAL.    Executive's termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive's covenants and agreements set forth herein and all such covenants, including those contained in Sections 7, 8, 9, 10, & 12 shall survive the termination of this Agreement.

        19.   NOTICES.    Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company: Investools Inc.

If to Executive:

        20.   ENTIRE AGREEMENT.    This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Executive and the Company, whether oral or in writing, with respect to the subject matter hereof. This Agreement may only be modified pursuant to Section 24.

        21.   NO WAIVER.    The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party's rights or privileges in the event of a further default or failure of performance.

        22.   ASSIGNMENT.    This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement shall be assignable or delegable by the Company. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, representatives and assigns of the Company.

        23.   BINDING EFFECT.    This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

        24.   MODIFICATION.    This Agreement may be modified only by a written agreement signed by both parties. Any such written modification may only be signed by the President or Chief Executive Officer of the Company.

        25.   COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

        26.   EXECUTIVE ACKNOWLEDGEMENT.    Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

/s/ PETER SANTORI PETER SANTORI

Date:	5/19/2008

INVESTOOLS INC.

By	/s/ LEE BARBA LEE BARBA CEO

Date:	5/19/2008

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EMPLOYMENT AGREEMENT OF PETER SANTORI